EXHIBIT 99.1

Eaton Communications Eaton Center Cleveland, OH 44122 tel: 440-523-7076 KatyBrasser@eaton.com

Date	January 29, 2021
For Release	Immediately
Contact	Katy Brasser, (216) 232-8869

Eaton signs agreement to acquire Tripp Lite, expanding Eaton’s power quality business in the Americas

DUBLIN, Ireland … Power management company Eaton (NYSE:ETN) today announced it has signed an agreement to acquire Tripp Lite, a leading supplier of power quality products and connectivity solutions including single-phase uninterruptible power supply systems, rack power distribution units, surge protectors, and enclosures for data centers, industrial, medical, and communications markets in the Americas. Founded nearly 100 years ago, the company is headquartered in Chicago, Illinois. Under the terms of the agreement, Eaton will pay $1.65 billion for Tripp Lite, which represents approximately 12 times Tripp Lite’s 2020 EBITDA and 11 times estimated 2021 EBITDA.

“The acquisition of Tripp Lite will enhance the breadth of our edge computing and distributed IT product portfolio and expand our single-phase UPS business,” said Uday Yadav, president and chief operating officer, Electrical Sector, Eaton. “We look forward to welcoming Tripp Lite to the Eaton family.”

The acquisition, which is subject to customary closing conditions, is expected to close mid-2021.

Eaton’s mission is to improve the quality of life and the environment through the use of power management technologies and services. We provide sustainable solutions that help our customers effectively manage electrical, hydraulic, and mechanical power – more safely, more efficiently, and more reliably. Eaton’s 2019 revenues were $21.4 billion, and we sell products to customers in more than 175 countries. We have approximately 92,000 employees. For more information, visit Eaton.com.

This news release contains forward-looking statements about the expected closing of the acquisition of Tripp Lite and estimated Tripp Lite 2021 EBITDA. These statements should be used with caution and are subject to various risks and uncertainties, some of which are outside of the company’s control. Factors that could cause these statements to become untrue include possible delay or failure of the satisfaction of all closing conditions. We do not assume any obligation to update these forward-looking statements.

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